Exhibit 99.1

ENERGY SERVICES OF AMERICA ANNOUNCES AGREEMENT TO ACQUIRE FAMCO, INC.

Huntington, WV, October 1, 2026 - Energy Services of America Corporation (the “Company” or “Energy Services”) (Nasdaq: ESOA), today announced it has entered into an Asset Purchase Agreement with FAMCO, Inc. (“FAMCO”), a West Virginia utility contractor focused primarily on water and sewer infrastructure.

Under the terms of the agreement, Energy Services’ new subsidiary, FAMCO Acquisition, Inc., will purchase substantially all of the operating assets of FAMCO for a base purchase price of $6.95 million, subject to the adjustments and other terms set forth in the agreement. At closing, three-eighths of the purchase price will be paid in cash. One-half of the purchase price will be paid in Energy Services common stock, to be issued as soon as possible after closing, and the remaining one-eighth will be withheld pending a post-closing true-up. The Company currently anticipates the transaction will close on or about October 9, 2026, subject to satisfaction or waiver of the applicable closing conditions and other circumstances that may affect the timing of closing.

FAMCO is an established West Virginia contractor with an experienced workforce, equipment fleet, customer relationships and contract backlog in water and sewer infrastructure. The acquisition is expected to complement the Company’s existing water and utility construction operations.

“We are excited to add FAMCO to the Energy Services team,” Douglas Reynolds, President, commented on the announcement. “FAMCO brings experienced people, equipment and customer relationships that complement our existing operations and further strengthen our capabilities in water and utility construction.”

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,400+ employees on a regular basis. The Company's core values are safety, quality, and production.

Investor Relations:
Steven Hooser
Three Part Advisors, LLC
(214) 872-2710

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the integration of acquired business and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.